SOUTHWEST AIRLINES REPORTS AUGUST TRAFFIC

DALLAS, TEXAS – September 8, 2017 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its August and year-to-date preliminary traffic statistics.

The Company flew 11.3 billion revenue passenger miles (RPMs) in August 2017, an increase of 5.3 percent from the 10.7 billion RPMs flown in August 2016. Available seat miles (ASMs) increased 4.9 percent to 13.3 billion in August 2017, compared with August 2016 ASMs of 12.7 billion. The August 2017 load factor was 84.9 percent, compared with 84.6 percent in August 2016. Based on these results, the estimated impact from Hurricane Harvey, and the current industry revenue environment driving weakness in revenue passenger yields, the Company expects its third quarter 2017 operating revenue per ASM (RASM) to be in the range of down one percent to slightly up, year-over-year.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to the Company's financial outlook and projected results of operations. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior; (ii) the impact of economic conditions, fuel prices, actions of competitors, and other factors beyond the Company's control, on the Company's business; (iii) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (iv) the impact of governmental regulations and other governmental actions related to the Company's operations; (v) the Company’s dependence on third parties; (vi) the impact of labor matters on the Company's business; and (vii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
www.southwestairlinesinvestorrelations.com
/more

Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

AUGUST
	2017	2016	Change
Revenue passengers carried	11,208,623	10,507,186	6.7%
Enplaned passengers	13,656,895	12,919,768	5.7%
Revenue passenger miles (000s)	11,276,636	10,711,587	5.3%
Available seat miles (000s)	13,281,164	12,665,121	4.9%
Load factor	84.9%	84.6%	0.3 pts.
Average length of haul	1,006	1,019	(1.3)%
Trips flown	115,837	112,266	3.2%

YEAR-TO-DATE
	2017	2016	Change
Revenue passengers carried	86,668,224	82,564,316	5.0%
Enplaned passengers	105,323,230	100,657,455	4.6%
Revenue passenger miles (000s)	87,361,958	83,493,201	4.6%
Available seat miles (000s)	104,313,463	99,577,670	4.8%
Load factor	83.7%	83.8%	(0.1) pts.
Average length of haul	1,008	1,011	(0.3)%
Trips flown	906,324	875,874	3.5%

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SW-T